Exhibit 99.1
www.vocaltec.com	NEWS RELEASE

MAGICJACK VOCALTEC REPORTS RECORD FOURTH QUARTER
AND FULL YEAR 2012 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Total net revenue increased 56% year-over-year to $41.4 million
•	Access rights renewal revenue of $12.0 million or 29% of total net revenue
•	GAAP Operating Income of $16.2 million, Adjusted EBITDA of $18.3 million
•	GAAP Diluted EPS of $1.17, Non-GAAP Diluted EPS of $0.91
•	Generated $20.8 million in Free Cash Flow

West Palm Beach, FL and Netanya, Israel, April 2, 2013 – magicJack VocalTec, Ltd (Nasdaq: CALL), a cloud communications leader that invented voice over IP (VoIP) technology, today announced record financial results for the fourth quarter and full year ended December 31, 2012.

"We are very pleased with these outstanding financial results," said magicJack VocalTec President and CEO Gerald Vento. "For the year, we grew total revenue by 43% and had $43.6 million in operating income and $55.9 million in net income. We generated $65.0 million in free cash flow for the year, used $54.3 million of cash to repurchase 3.0 million shares. We ended the year with $38.3 million in cash and marketable securities and no debt.”

Vento added, "We have a terrific business with recurring revenue, a strong balance sheet and a robust pipeline of products under development. We are excited about our 2013 product roadmap which we expect will further differentiate the company in the marketplace. We are very pleased to be launching the new Magic Jack Plus with many expanded features.  We are also very excited about the adoption rate of our MagicJack APP which has experienced over 8 million activations since its launch in 2011. Looking forward, we believe that the combination of our technology advantage, continued product innovation, efficient cost structure and strong balance sheet and free cash flow generation, position us well to continue to gain market share.”

Fourth Quarter 2012 Financial Highlights:

–
Net Revenue: Total net revenue was $41.4 million, an increase of 56% on a year-over-year basis. Net revenue from the sales of magicJack and magicJack PLUS, increased 88% to $19.1 million. Access rights renewal revenue was $12.0 million, an increase of 19% on a year-over-year basis, and accounted for 29% of total revenue. Prepaid minute revenue was $3.3 million and access and wholesale charges were $3.4 million during the quarter. Other revenue contributed the remaining $3.6 million of total revenue during the fourth quarter of 2012.

–	Operating Income (Loss): GAAP operating income for the fourth quarter was $16.2 million, compared to a GAAP operating loss of $6.0 million for the fourth quarter of 2011.

–	Adjusted EBITDA: Adjusted EBITDA was $18.3 million for the fourth quarter compared to a loss of $0.4 million for the fourth quarter of 2011.

www.vocaltec.com	NEWS RELEASE

–
Net Income (Loss): GAAP net income for the fourth quarter was $22.3 million, compared to a net loss of $4.7 million for the same period last year. GAAP diluted income per share attributable to ordinary shareholders for the fourth quarter was $1.17, based on 19.0 million weighted-average diluted shares outstanding, compared to a net loss per share attributable to ordinary shareholders of $0.26, based on 21.8 million weighted-average diluted shares outstanding, for the same period last year.

–
Non-GAAP Net Income (Loss): Non-GAAP net income for the fourth quarter was $17.3 million, compared to non-GAAP net loss of $0.9 million for the fourth quarter of 2011. Non-GAAP net income per diluted share for the fourth quarter was $0.91 compared to $0.04 non-GAAP net loss per diluted share for the same period last year.

–
Cash and Free Cash Flow: As of December 31, 2012, magicJack VocalTec had cash, cash equivalents and marketable securities of $38.3 million, an increase of $4.0 million from the end of the prior quarter. During the fourth quarter of 2012, the company generated $20.8 million in free cash flow, which was primarily offset by the use of $13.7 million in net cash for the repurchase of ordinary shares.

Full Year 2012 Financial Highlights:

–
Net Revenue: Total net revenue was $158.4 million, an increase of 43% on a year-over-year basis. Revenues from the sale of magicJack and magicJack PLUS, increased 66% to $73.8 million. Access rights renewal revenue was $43.9 million, an increase of 20% on a year-over-year basis and accounted for 28% of total revenue. Prepaid minute revenue was $15.5 million and access and wholesale charges were $9.1 million compared to $11.6 million and $3.6 million, respectively, for the full year of 2011. Revenues from shipping and handling and other sources contributed the remaining $16.1 million of total revenue during the full year of 2012.

–	Operating Income (Loss): GAAP operating income for the full year 2012 was $43.6 million, compared to a GAAP operating loss of $4.6 million for 2011.

–	Adjusted EBITDA: Adjusted EBITDA was $47.1 million compared to $8.7 million for 2011.

–
Net Income (Loss): GAAP net income for the full year 2012 was $55.9 million, compared to a net loss of $0.8 million for 2011. GAAP net income per diluted share attributable to ordinary shareholders was $2.73 based on 20.0 million weighted-average diluted shares outstanding for the full year 2012, compared to a loss of $0.08 per diluted share attributable to ordinary shareholders, based on 23.3 million weighted-average diluted shares outstanding for 2011.

www.vocaltec.com	NEWS RELEASE

–
Non-GAAP Net Income (Loss): Non-GAAP net income for the full year 2012 was $44.2 million compared to $5.5 million for 2011. Non-GAAP net income per diluted share for 2012 was $2.21 compared to $0.24 for 2011.

–	Total Deferred Revenues: Deferred revenues increased to $125.2 as of December 31, 2012, from $117.8 million as of December 31, 2011.

–
Free Cash Flow: The Company generated $65.0 million in free cash flow during the full year 2012, compared to $24.4 million in 2011, which was primarily offset by the use of $54.3 million in net cash for the repurchase of ordinary shares.

A reconciliation of GAAP to non-GAAP financial measures, as well as the calculation of free cash flow has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Additional Fourth Quarter 2012 and Recent Highlights:

–	magicJack earned Frost & Sullivan’s 2013 North American Consumers’ Choice Award for Overall Best VoIP Service Provider.

–
magicJack appointed Gerald T. Vento as President and Chief Executive Officer effective January 1, 2013. In connection with Mr. Vento’s appointment, Mr. Donald A. Burns who has served on the Board of Directors since 2010, became chairman of the Board of Directors.

–	magicJack announced that the U.S. Patent and Trademark Office granted the Company U.S. Patent No. 8,306,201 for telephone number sharing.

–	magicJack announced that RadioShack® awarded magicJack as its Consumer Electronics Vendor of the Year.

–
magicJack announced that the U.S. Patent and Trademark office (the “PTO”) has issued a first office action rejecting all 3 claims for a patent owned by a Company competitor and that is undergoing reexamination at the PTO. The PTO’s rejection, which was in response to a reexamination request filed by the Company with the PTO, was based in part on prior art created by the Company’s founder.

–	magicJack disclosed in its Form 10-K that as of March 31, 2013, there were approximately 18.6 million ordinary shares outstanding.

www.vocaltec.com	NEWS RELEASE

Quarterly conference call:

magicJack VocalTec will host a conference call today at 5:00 p.m. EST to review the company's financial results for the fourth quarter and full year 2012 and business outlook. To access this call, dial 1-888-609-5704 (United States), or 1-913-312-1236 (international), with conference ID #4629002. A live webcast of the conference call will be accessible from the investor relations page of magicJack VocalTec’s website at http://www.vocaltec.com and a recording will be archived and accessible at http://www.vocaltec.com/events.cfm.  A recording of this conference call will also be available through April 16, 2013, by dialing 1-877-870-5176 (United States), or 1-858-384-5517 (international). The recording access code is #4629002.

About magicjack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq: CALL), the inventor of VoIP, including the softphone and magicJack, has the goal of becoming the leading international provider of global voice over many platforms. The Company has achieved sales of more than 10 million of the easy-to-use, award-winning magicJack products since the first device’s launch in 2008, and has the use of more than 30 patents, some dating to when the Company invented VoIP. It is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and certification in number of states, and the network has historically had uptime of over 99.99 percent.

www.vocaltec.com	NEWS RELEASE

Non-GAAP Measures

The non-GAAP measures shown in this release exclude various items detailed further below. magicJack defines Adjusted EBITDA as GAAP Operating Income (Loss) excluding: depreciation and amortization, share-based expense, a gain in adjustment for operational change related to prepaid minutes, and a loss from additional allowances for access charge billing adjustments. magicJack defines Non-GAAP Net Income (Loss) as GAAP net income (loss) attributable to ordinary shareholders excluding: share-based compensation, a gain in adjustment for operational change related to prepaid minutes, a loss from additional allowances for access charge billing adjustments, a change in losses (gains) on investments, a change in fair value loss (gain) on common equity put options, the income tax (benefit) expense, a gain on in-the-money common equity put options, and dividends on redeemable ordinary shares. magicJack defines Free Cash Flow as net cash provided by operating activities minus capital expenditures. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measures are included with the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes that the presentation of non-GAAP results, when shown in conjunction with corresponding GAAP measures, provides useful information to management and investors regarding financial and business trends related to the company's results of operations. Further, management believes that these non-GAAP measures improve management's and investors' ability to compare the company's financial performance with other companies in the technology industry. Because these items vary significantly between companies, it is useful to compare results excluding these amounts as identified below.

www.vocaltec.com	NEWS RELEASE

Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements about our projected revenues, cash flows, strategy, future operations, new product introductions and customer acceptance, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. Many factors could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. These factors include, among other things: changes to our business resulting from increased competition; any operational or cultural difficulties associated with the continuing integration of the businesses of VocalTec and YMax; potential adverse reactions or changes to business relationships resulting from the completion of the merger; unexpected costs, charges or expenses resulting from the merger; the ability of the combined Company to achieve the estimated potential synergies or the longer time it may take, and increased costs required, to achieve those synergies; our ability to develop, introduce and market innovative products, services and applications; our customer turnover rate and our customer acceptance rate; changes in general economic, business, political and regulatory conditions; availability and costs associated with operating our network; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies; the degree of legal protection afforded to our products; changes in the composition or restructuring of us or our subsidiaries and the successful completion of acquisitions, divestitures and joint venture activities; and the various other factors discussed in the “Risk Factors” section of  our Annual Report on Form 10-K  and other filings  with the Securities and Exchange Commission. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

magicJack® is a registered trademark of magicJack VocalTec Ltd. All other product or company names mentioned are the property of their respective owners.

Contact:

Seth Potter
Investor Relations
561-749-2255
ir@vocaltec.com

Fourth quarter and full year 2012 financial tables to follow:

www.vocaltec.com	NEWS RELEASE

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share data)
(Unaudited)	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11
Net revenues	$41,427	$26,634	$158,362	$110,450
Cost of revenues	13,960	13,587	61,325	51,181
Gross profit	27,467	13,047	97,037	59,269
Operating expenses:
Advertising	3,845	11,336	23,181	32,148
General and administrative	6,618	6,977	27,697	29,050
Research and development	774	743	2,594	2,716
Total operating expenses	11,237	19,056	53,472	63,914
Operating income (loss)	16,230	(6,009)	43,565	(4,645)
Other income (expense):
(Losses) gains on investments	(2,078)	149	(738)	649
Interest expense	(93)	(119)	(411)	(277)
Fair value (loss) gain on common equity put options	(1,084)	620	3,650	2,192
Other income, net	255	688	824	1,306
Total other (expense) income	(3,000)	1,338	3,325	3,870
Income (loss) before income taxes	13,230	(4,671)	46,890	(775)
Income tax (benefit) expense	(9,039)	(14)	(8,961)	61
Net income (loss)	22,269	(4,657)	55,851	(836)
Dividends on redeemable ordinary shares	-	955	-	955
Net income (loss) attributable to ordinary shareholders	$22,269	$(5,612)	$55,851	$(1,791)

Income (loss) per ordinary share:
Basic	$1.17	$(0.26)	$2.80	$(0.08)
Diluted	$1.17	$(0.26)	$2.73	$(0.08)
Weighted average ordinary shares outstanding:
Basic	18,970	21,842	19,916	23,342
Diluted	18,981	21,842	19,985	23,342

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www.vocaltec.com	NEWS RELEASE

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands)
(Unaudited)	Year	Year
	Ended	Ended
	31-Dec-12	31-Dec-11
ASSETS
Current Assets
Cash and cash equivalents	$18,959	$12,961
Marketable securities, at fair value	19,390	22,135
Accounts receivable, net of allowance for doubtful accounts and billing adjustments	6,004	8,786
Inventories	5,340	8,676
Deferred costs	7,066	8,550
Deferred tax assets, current	1,114	-
Deposits and other current assets	1,411	1,796
Total current assets	59,284	62,904

Property and equipment, net	2,348	2,669
Intangible assets, net	16,136	11,494
Goodwill	32,304	32,304
Deferred tax assets, non-current	9,831	-
Deposits and other non-current assets	864	1,259
Total Assets	$120,767	$110,630

LIABILITIES AND CAPITAL DEFICIT
Current Liabilities
Accounts payable	$3,651	$6,845
Accrued expenses and other current liabilities	13,569	8,109
Deferred revenue, current portion	67,038	71,691
Total current liabilities	84,258	86,645

Deferred revenue, net of current portion	58,165	46,143
Other non-current liabilities	3,114	4,219
Total Capital Deficit	(24,770)	(26,377)
Total Liabilities and Capital Deficit	$120,767	$110,630

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www.vocaltec.com	NEWS RELEASE

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)
(Unaudited)	Year	Year
	Ended	Ended
	31-Dec-12	31-Dec-11
Cash flows from operating activities:
Net income (loss)	$55,851	$(836)
Provision for doubtful accounts and billing adjustments	9,148	16,434
Share-based compensation	3,190	2,447
Depreciation and amortization	3,302	4,160
Deferred income tax (benefit) provision	(10,945)	93
Interest expense - non-cash	411	277
Loss (gain) on investments	738	(649)
Fair value gain on common equity put options	(3,650)	(2,192)
Contributed services	230	75
Decrease (increase) in operating assets:
Accounts receivable	(6,366)	(14,884)
Inventories	3,336	(5,668)
Deferred costs	1,484	(1,935)
Deposits and other current assets	385	(184)
Deposits and other non-current assets	324	587
Increase (decrease) in operating liabilities:
Accounts payable	(3,194)	4,255
Accrued expenses and other current liabilities	3,665	(2,207)
Deferred revenue	7,369	25,626
Other non-current liabilities	(16)	(69)
Net cash provided by operating activities	65,262	25,330
Cash flows from investing activities:
Purchases of investments	(129,166)	(34,710)
Proceeds from sales of investments	130,462	28,192
Purchases of property and equipment	(217)	(974)
Acquisition of intangible assets	(5,749)	(1,548)
Net cash used in investing activities	(4,670)	(9,040)
Cash flows from financing activities:
Purchase of treasury stock	(66,509)	(28,182)
Redemption of redeemable ordinary shares	-	(8,695)
Proceeds from sale of common equity put options	12,185	3,146
Proceeds from exercise of ordinary share options	1,230	1,774
Payment of other non-current liabilities	(1,500)	-
Net cash used in financing activities	(54,594)	(31,957)

Net increase (decrease) in cash and cash equivalents	5,998	(15,667)
Cash and cash equivalents, beginning of period	12,961	28,628
Cash and cash equivalents, end of period	$18,959	$12,961

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www.vocaltec.com	NEWS RELEASE

RECONCILIATION OF OPERATING INCOME TO ADJUSTED EBITDA

(In thousands)
(Unaudited)	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11
GAAP Operating income (loss)	$16,230	$(6,009)	$43,565	$(4,645)
Depreciation and amortization	1,162	1,024	3,302	4,160
Share-based compensation	937	1,850	3,190	2,447
Adjustment for operational change related to prepaid minutes	-	-	(2,998)	-
Additional allowances for access charge billing adjustments	-	2,700	-	6,700
Adjusted EBITDA	$18,329	$(435)	$47,059	$8,662

RECONCILIATION OF NET INCOME TO NON-GAAP NET INCOME

(In thousands)
(Unaudited)	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	31-Dec-12	31-Dec-11	31-Dec-12	31-Dec-11
GAAP Net income (loss) attributable to ordinary shareholders	$22,269	$(5,612)	$55,851 (1)	$(1,791)
Share-based compensation	937	1,850	3,190	2,447
Adjustment for operational change related to prepaid minutes	-	-	(2,998)	-
Additional allowances for access charge billing adjustments	-	2,700	-	6,700
Losses (gains) on investments	2,078	(149)	738	(649)
Fair value loss (gain) on common equity put options	1,084	(620)	(3,650)	(2,192)
Income tax (benefit) expense	(9,039)	(14)	(8,961)	61
Dividends on redeemable ordinary shares	-	955	-	955
Non-GAAP Net Income (Loss)	$17,329	$(890)	$44,170	$5,531

GAAP Net income (loss) per share – Diluted	$1.17	$(0.26)	$2.73 (1)	$(0.08)
Share-based compensation	0.05	0.08	0.16	0.10
Adjustment for operational change related to prepaid minutes	-	-	(0.15)	-
Additional allowances for access charge billing adjustments	-	0.12	-	0.29
Losses (gains) on investments	0.11	(0.01)	0.04	(0.03)
Fair value loss (gain) on common equity put options	0.06	(0.03)	(0.18)	(0.09)
Income tax (benefit) expense	(0.48)	(0.00)	(0.45)	0.00
Gain on in-the-money equity put options	-	-	0.07	-
Dividends on redeemable ordinary shares	-	0.04	-	0.04
Non-GAAP net income (loss) per share – Diluted (2)	$0.91	$(0.04)	$2.21	$0.24

Weighted average ordinary shares outstanding: Diluted	18,981	21,842	19,985	23,342

(1) GAAP Net Income attributable to ordinary shareholders for the year ended December 31, 2012 does not include a $1.3 million reduction for gains on in-the-money common equity put options, which was taken into consideration for the calculation of GAAP net income per share – diluted for that period.

(2) The sum of adjustments to GAAP Net income (loss) per share – Diluted may not add to the Non-GAAP Net income (loss) per share – Diluted amount due to rounding in the calculation of each item.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In thousands)
(Unaudited)	Quarter	Quarter	Year	Year
	Ended	Ended	Ended	Ended
	31-Dec-11	31-Dec-11	31-Dec-11	31-Dec-11
Net cash provided by operating activities	20,790	18,162	$65,262	$25,330
Less: Capital expenditures	-	(159)	(217)	(974)
Free cash flow	$20,790	$18,003	$65,045	$24,356